UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	October 21, 2008

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	01-33504	39-0300430
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)
(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.    Changes in Control of Registrant.

        On October 21, 2008, Tenedor Corporation (“Tenedor”), a Wisconsin corporation and a wholly-owned subsidiary of Manitou BF S.A., a French limited company (Société Anonyme) (“Manitou”), acquired control of Gehl Company (the “Company”) in connection with Tenedor’s tender offer (the “Offer”) for all outstanding shares of common stock, par value $0.10 per share of the Company (“Shares”) at a price of $30.00 per share in cash, without interest and less any withholding taxes, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 7, 2008 (the “Merger Agreement”), among Manitou, Tenedor and the Company. The initial Offer period expired as scheduled at 5:00 p.m., New York City time on October 20, 2008. On October 21, 2008, Tenedor accepted for payment, in accordance with the terms of the Offer, all Shares that were validly tendered and not withdrawn in the initial offering period.

        The depositary for the Offer advised Manitou and Tenedor that shareholders of the Company had, as of the expiration of the initial offering period, validly tendered and not withdrawn a total of 8,988,693 Shares, representing, when taken together with the 1,748,046 Shares already owned by Manitou, approximately 89.0% of the outstanding and fully diluted Shares. At the time of the expiration of the initial offering period, an additional 1,315,245 Shares were tendered pursuant to notices of guaranteed delivery. Immediately prior to acceptance, the Company cancelled all outstanding awards of stock options, restricted stock and stock appreciation rights granted to employees and directors of the Company pursuant to its incentive plans and converted them into the right to receive an equivalent amount in cash, less any applicable exercise price and required withholding and employment taxes.

        In connection with the transactions, Manitou entered into a new multicurrency term and revolving facilities agreement providing for aggregate financing of €260 million and $125 million with Société Générale Corporate and Investment Banking on September 4, 2008. Funds borrowed by Manitou under the new term and revolving facilities, along with Manitou’s cash and cash equivalents on hand, were used to pay the $269,660,790 in consideration for the purchased Shares.

        The Merger Agreement provides that, promptly upon the purchase of the Shares by Tenedor pursuant to the Offer, and from time to time thereafter, Tenedor will be entitled to designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors (the “Company Board”) as will give Tenedor representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this clause) and (y) the percentage that the number of Shares beneficially owned by Manitou, Tenedor and their respective wholly-owned subsidiaries bears to the total number of Shares outstanding, provided, however, that prior to the effective time of the merger, the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of Manitou or any of its affiliates and each committee of the Company Board shall also have at least one such member. The Company’s obligation to appoint designees to the Company Board is subject to Section 14(f) of the Exchange Act. Tenedor has not exercised this right.

        As a result of Tenedor controlling more than 50% of the Company’s voting power, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of The NASDAQ Stock Market, Inc. Marketplace Rules (the “Marketplace Rules”). Therefore, the Company is exempt from the requirements of Rule 4350(c)(1) of the Marketplace Rules with respect to the Company Board being comprised of a majority of “independent directors,” as defined by the Marketplace Rules, and Rules 4350(c)(3) and 4350(c)(4) of the Marketplace Rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of the Company Board.

        Also on October 21, 2008, Tenedor commenced a subsequent offering period for all remaining Shares, to permit shareholders who have not yet tendered their Shares the opportunity to do so. This subsequent offering period will expire at 12:00 p.m. (noon), New York City time, on Friday, October 24, 2008, unless further extended. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire.

        Pursuant to the terms of the Merger Agreement, Manitou expects to effect a merger of Tenedor with and into the Company, subject to the satisfaction or waiver of the conditions to the merger contained in the Merger Agreement, pursuant to which the Company will become a wholly owned subsidiary of Manitou. In the merger, Tenedor will acquire all other Shares (other than those as to which holders properly exercise appraisal rights, if any are available) at the same $30.00 per Share price, without interest and less any required withholding taxes, that was paid in the Offer. Manitou has announced that it intends to cause Tenedor to complete the merger as soon as practicable.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2008

GEHL COMPANY
By: /s/ Michael J. Mulcahy
Michael J. Mulcahy
Vice President, Secretary and General Counsel